Clinical Trial Agreement

PHASE II STUDY

between

NSABP Foundation, Inc.

and

Antigen Express, Inc.

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APPENDICES

Appendix A	NSABP Protocol entitled, "A Phase II Clinical Trial of Pembrolizumab in Combination with the AE37 Peptide Vaccine in Patients with Metastatic Triple Negative Breast Cancer, (FB-14)," including the sample Informed Consent Form

Appendix B	Budget, Payment Schedule, and Task List

Appendix C	NSABP Ownership of Data/Materials Policy

Appendix D	Selected Terms of Agreement for Disclosure to Sites

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CLINICAL TRIAL AGREEMENT

This Clinical Trial Agreement (“Agreement”) is entered into and effective as of the 20th day of November, 2018 (“Effective Date”), by and between NSABP Foundation, Inc., a 501(c)(3) non-profit Pennsylvania membership corporation with its principal office and place of business at Nova Tower 2, Two Allegheny Center, Suite 1200, Pittsburgh, Pennsylvania 15212-5234 (“NSABP”), and Antigen Express, Inc., a Delaware corporation with its principal office and place of business at 33 Redwing Road, Wellesley, MA 02481 (“Antigen Express”). NSABP and Antigen Express shall hereinafter be referred to individually as “Party,” and together as “Parties.”

RECITALS

WHEREAS, NSABP conducts research and educational activities designed to improve the outcome for cancer patients via improved therapeutic and prevention modalities. The activities contemplated by this Agreement are of interest and benefit to NSABP and Antigen Express, and such activities will further NSABP's medical research objectives in a manner consistent with its non-profit, scientific and charitable status;

WHEREAS, Antigen Express is a platform and product-based company developing proprietary immunotherapeutic vaccine formulations for large, unmet medical needs, with a focus on antigen-specific stimulation of immunological response;

WHEREAS, NSABP and Antigen Express wish to have NSABP conduct the clinical research contemplated in this Agreement on behalf of Antigen Express, using Antigen Express' immunotherapeutic vaccine, AE37 in combination with pembrolizumab (KeytrudaÒ), for the treatment of metastatic triple negative breast cancer.

NOW, THEREFORE, the Parties enter into this Agreement with the intent to be legally bound under the terms and conditions herein set forth.

ARTICLE I

DEFINITIONS

The following terms, whether used in the singular or plural, have the respective meaning as set forth hereinbelow, as follows:

1.1	“AE” or “Adverse Event” shall have the meaning given in the Protocol.
1.2	"Antigen Express Study Drug" shall mean the Antigen Express AE37 peptide immunotherapeutic vaccine.
1.3	“Applicable Law” shall have the meaning given in Section 3.2 of this Agreement.
1.4	“Claims” shall have the meaning given in Section 15.1 of this Agreement.
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1.5	“Confidential Information” shall have the meaning given in Section 11.1 of this Agreement.
1.6	“CRFs” shall mean the case report forms for the Study and shall include electronic CRFs (“eCRFs”) and the data contained therein.
1.7	“Data” shall mean all data generated by the conduct of the Study. For purposes of clarity, Data does not include patient medical records (other than CRFs, Informed Consent Forms, and SAE filings and narratives in respect of Subjects) or other Participating Site source documentation, which shall remain the property of the Participating Site.
1.8	“Disclosing Party” shall have the meaning given in Section 11.2 of this Agreement.
1.9	“EC/IRB” shall mean the Ethics Committee/Institutional Review Board established pursuant to 21 CFR Part 56 for the purpose of reviewing clinical investigations and their equivalents in countries other than the United States.
1.10	“FDA” shall mean the United States Food and Drug Administration.
1.11	“Good Clinical Practices" or "ICH GCP” shall mean good clinical practices as adopted by the International Conference on Harmonisation (“ICH”) of Technical Requirements for Registration of Pharmaceuticals for Human Use Good Clinical Practices. For clarification for U.S. sites, ICH GCP shall mean as defined in the most recent version of any FDA rules, regulations and guidelines on good clinical practice.
1.12	“IB” shall mean the clinical investigator brochure for the Antigen Express Study Drug and/or the Merck Study Drug, to be provided by Antigen Express and Merck, as applicable, hereunder, as it may be updated and amended from time to time by Antigen Express or Merck, as the case may be.
1.13	“IND” shall mean a claimed Investigational New Drug Application under 21 CFR § 312.
1.14	“Indemnitees” shall have the meaning given in Section 15.1 of this Agreement.
1.15	“Informed Consent Form” shall mean the informed consent form that is to be signed by all Subjects enrolled in the Study, together with any amendments thereto.
1.16	“Investigator” shall mean a licensed health professional who is a qualified clinical investigator willing and able, and engaged by NSABP or Participating Sites, in accordance with this Agreement, to conduct a clinical investigation under the Protocol pursuant to 21 CFR § 312.
1.17	“Materials” shall have the meaning set forth in Article VI.
1.18	“Merck” means Merck Sharp & Dohme B.V.
1.19	“Merck Agreement” means the Clinical Trial Collaboration and Supply Agreement by and among Merck and Antigen Express made as of June 28, 2017 as the same may be amended from time to time in accordance with the terms thereof.
1.20	"Merck Study Drug" shall mean Pembrolizumab, a humanized anti-human PD-1 monoclonal antibody.
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1.21	“NDA” shall mean a New Drug Application under the Federal Food, Drug and Cosmetic Act, as amended.
1.22	“Other Inventions” shall have the meaning given in Section 13.4 of this Agreement.
1.23	“Participating Sites” shall mean Research Collaborators and their respective Research Site(s) that are participating in the Study
1.24	“Protocol” or “FB-14” shall mean the NSABP protocol entitled “A Phase II Clinical Trial of Pembrolizumab in Combination with the AE37 Peptide Vaccine in Patients with Metastatic Triple Negative Breast Cancer,” and will be interpreted to include all modifications and amendments made in accordance with this Agreement, as well as the original Protocol and sample patient Informed Consent Form attached hereto as Appendix A and incorporated into this Agreement by this reference, and other Protocol related documents necessary for the effective communications of the Protocol.
1.25	“Receiving Party” shall have the meaning given in Section 11.2 of this Agreement.
1.26	“Research Collaborator” shall mean an entity where a Subject is seen, consented, treated and/or data is collected and completed for the Study, which entity is the official designated lead institution of a research collaborator through a collaborative arrangement with NSABP and is participating in the Study.
1.27	“Research Site(s)” shall mean a site that is cooperating with a Research Collaborator and, through that cooperation, is participating in the Study.
1.28	“SAEs” shall have the meaning given in the Protocol.
1.29	“Sponsor” shall mean Antigen Express.
1.30	“Study” shall mean all work to be carried out pursuant to the Protocol and this Agreement.
1.31	“Study Drugs” shall mean the Antigen Express Study Drug and the Merck Study Drug.
1.32	“Study Drug Inventions” shall have the meaning given in Section 13.1.
1.33	“Study Personnel” shall mean the personnel conducting the Study at Participating Sites, including Investigators.
1.34	“Subject(s)” shall mean those individuals who provide their informed consent and participate in the Study.

All other capitalized terms used herein shall have the meaning expressly ascribed to them herein.

ARTICLE II

SCOPE OF SERVICES

2.1               NSABP will conduct the Study in accordance with (a) the Protocol; (b) this Agreement; and (c) all Applicable Law.

2.2               This Agreement is not intended to be an exclusive contract and shall not limit the freedom of the Parties or any individuals participating in this work to engage in other research or other activities. NSABP and Antigen Express both retain the right to collaborate with other entities to conduct the types of clinical trials contemplated by this Agreement.

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2.3               Antigen Express is the holder of the IND for the Study.

2.4	Norman Wolmark, M.D., shall be the NSABP Principal Investigator.

2.5               NSABP will enter into signed, written contracts with its Research Collaborators who wish to participate in the Study to (a) require that all Study Personnel are qualified to conduct the Study; (b) require that the Study is conducted under the direction of the applicable Investigators at a Participating Site and under the direction of the NSABP Principal Investigator and with the prior approval and on-going review of all appropriate and necessary review authorities; (c) obligate Research Collaborators, who shall obligate their respective Research Sites, to terms and conditions with respect to the Study that are required pursuant to this Agreement; and (d)  comply with Applicable Law. For clarification purposes, references herein to contractual obligations of Participating Sites shall include the requirement that each Research Collaborator impose such obligations upon its Research Sites.

2.6               Antigen Express shall use commercially reasonable efforts to timely perform its obligations hereunder (a) in a good and scientific manner; (b) in accordance with all standard laboratory and clinical practices; and (c) in compliance with all Applicable Law.

2.7               The Parties acknowledge and agree that Pembrolizumab is to be provided free of charge by Merck for purposes of the Study. NSABP acknowledges and agrees that Antigen Express has entered into the Merck Agreement for the supply of Pembrolizumab. Antigen Express will direct Merck to deliver the Merck Study Drug to NSABP’s designated drug distributor. The Parties agree that, if for any reason, the Merck Study Drug is not available for the Study, the Study will not be conducted and either Party may terminate this Agreement in accordance with Article XVIII.

ARTICLE III

STUDY CONDUCT

3.1	Antigen Express’s willingness to provide the Study funding and supply the Antigen Express Study Drug pursuant to this Agreement is predicated upon (a) its review of, and the mutual agreement of the Parties with respect to, the Protocol; (b) Subject enrollment and Study progress in accordance with Appendix B, and (c) the terms and conditions of this Agreement.
3.2	The Study will be performed in accordance with the terms and conditions contained herein, the terms and conditions of the Protocol, and all applicable laws, rules, regulations, and guidelines including but not limited to those regulations promulgated by the FDA including 21 CFR 312, as applicable, federal and state privacy and patient confidentiality laws, and ICH Good Clinical Practices (collectively, “Applicable Law”).

3.3	Antigen Express acknowledges that NSABP does not consider itself a HIPAA-covered entity; however, NSABP shall collect, use, store, access, and disclose personal health information (as that term is defined in HIPAA) (“PHI”) collected from Subjects only as permitted by the IRB approved Informed Consent Form or HIPAA authorization form obtained from a Subject. Antigen Express agrees that, to the extent Antigen Express and any Antigen Express designee has access to PHI, Antigen Express and such Antigen Express designee shall collect, use, store, access, and disclose PHI collected from Subjects only as permitted by the IRB approved Informed Consent Form or HIPAA authorization form obtained from a Subject. Any IRB approved Informed Consent Form or any HIPAA authorization form shall expressly permit Antigen Express to share Data with Merck. In order for Antigen Express to share or provide any Data that includes PHI with Merck, Antigen Express shall first obligate Merck to store, use, process, and handle any such Data with PHI only as permitted by the IRB approved Informed Consent Form or HIPAA authorization form.

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3.4	NSABP or Antigen Express may at any time suggest amendments to the Protocol as may appear desirable; such amendments shall be discussed between Antigen Express and NSABP and (except as set forth below) such amendments may be made binding only upon mutual, signed written amendment to the Protocol. If such amendments are requested by Antigen Express and have been agreed to by NSABP, and such amendments increase or decrease the costs of the Study, NSABP will submit to Antigen Express a written estimate of the difference in costs arising from the amendments requested by Antigen Express and Antigen Express, at its discretion, shall decide whether NSABP shall implement such amendments. If such amendments are requested by NSABP, NSABP will submit to Antigen Express a written estimate of the difference in costs arising from the amendments requested by NSABP and Antigen Express, at its sole discretion, shall decide whether it will pay any increased costs. Notwithstanding anything to the contrary, if NSABP reasonably believes that generally accepted standards of clinical research and/or medical practice, or other appropriate concerns, justify an amendment to the Protocol such amendment shall become effective thirty (30) days after Antigen Express’s receipt of notice thereof from NSABP. Amendments to the Protocol shall result in a description of the impact the amendment will have on the schedule of financial support, if any. NSABP shall require that the Protocol and Informed Consent Form, and amendments thereto, be submitted to the appropriate EC/IRBs. NSABP will make all required submissions to the IND in connection with any amendment to the Protocol made pursuant to this Section 3.4.
3.5	Antigen Express shall sponsor an IND application with the FDA and will cross-reference appropriate INDs held by Merck and Antigen Express. The Parties acknowledge and agree that this is a combo-IND as the Antigen Express Study Drug is an immunotherapeutic vaccine, which falls under the Center for Biologics Evaluation and Research ("CBER"), while the Merck Study Drug is a drug that falls under the Center for Drug Evaluation and Research ("CDER"). NSABP shall perform the regulatory required filings on behalf of Antigen Express. NSABP shall copy Antigen Express on all regulatory filings and communications in respect of the IND. Antigen Express shall provide to, and shall require Merck to provide to, NSABP all necessary documentation and information required in support of such IND filings and reporting. Antigen Express shall approve any IND filings and reporting prior to NSABP submitting such documents, with the exception of SAEs due to the required timing of filings. NSABP will provide Antigen Express any SAEs filings promptly after submission to the FDA. NSABP shall provide Antigen Express with a copy of the IND application and the letter issued by the FDA, which references the IND application number, and other communications regarding the IND. Without limitation, Article XI shall apply to any Confidential Information Antigen Express supplies directly to NSABP in support of the IND.

ARTICLE IV

FINANCIAL SUPPORT

4.1	In consideration for NSABP’s activities pursuant to this Agreement, including those obligations specifically undertaken by NSABP as shown in the Task List attached hereto as Appendix B (“Budget, Payment Schedule, and Task List”), Antigen Express agrees to pay to NSABP a total sum as set forth in Appendix B in accordance with the terms and conditions set forth in Appendix B.
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4.1.1	The total amount payable, as set forth in Appendix B. assumes completed enrollment in the Study and 12-month accrual of not less than 29 evaluable Subjects, or such greater number ultimately determined appropriate to reach the Study endpoints using an intent to treat analysis at a level of statistical significance.
4.1.2	Antigen Express shall not be obligated to make any payments to NSABP in excess of the amount set forth in Appendix B unless Antigen Express and NSABP agree to such excess amount in writing.
4.2	If Antigen Express requests the attendance of NSABP staff and/or Study Personnel at any meeting necessary to provide information regarding the Study or one or both of the Study Drugs, Antigen Express shall reimburse NSABP for reasonable and necessary travel and lodging expenses incurred by such personnel to attend such meeting(s) and that have been specifically approved in advance in writing by Antigen Express. Antigen Express shall make such reimbursements within thirty (30) days of receiving acceptable detailed documentation of such expenses.
4.3	The Parties agree that the compensation being paid to NSABP under this Agreement constitutes the fair market value for the activities to be conducted hereunder. No amounts paid under this Agreement are intended to be for, nor shall they be construed as an offer or payment made in exchange for any explicit or implicit agreement to purchase, prescribe, recommend, or provide a favorable formulary status for any Antigen Express product or service.
4.4	It is expected that for all items required under the Protocol for which Antigen Express has agreed to provide compensation, Antigen Express will be the sole source of monetary compensation. Accordingly, NSABP shall inform its Research Collaborators that they shall not charge any Subject nor submit claims to, or otherwise seek reimbursement from, third party payers or any federal healthcare program for the Study Drugs or any examinations, tests or procedures paid by Antigen Express under the Protocol, nor shall they include the cost of the Study Drugs in any cost report to third party payers.

ARTICLE V

SUPPLY, OWNERSHIP AND DISTRIBUTION OF STUDY DRUG

5.1	Study Drug Supply. Without charge to NSABP, Antigen Express shall, and shall require Merck to, use commercially reasonable efforts to ensure timely, safe, and accurate shipment of the Antigen Express Study Drug and the Merck Study Drug, respectively, for use solely in the Study and in accordance with the Protocol, in quantities sufficient to meet the requirements of the Study. For clarification purposes, references in this Article V to contractual obligations of Antigen Express shall include the requirement that Antigen Express imposes such obligations upon Merck.
5.1.1	Antigen Express (including, as applicable, through Antigen Express' drug distributor vendor), at its expense, shall take commercially reasonable steps to assure appropriate supply, handling and storage up to the point of delivery to NSABP’s contracted drug distributor of the Study Drugs, in accordance with the terms of this Agreement, the Protocol, and any Applicable Law relating thereto.

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5.1.2	Antigen Express represents and warrants to NSABP that the Study Drugs are manufactured under Good Manufacturing Practices.
5.1.3	Antigen Express will provide Certificates of Analysis to NSABP for each lot of finished Study Drugs provided. Upon request of NSABP copies of documentation of shipment of the Study Drugs to NSABP’s drug distributor will be provided to NSABP by Antigen Express.
5.1.4	NSABP shall obligate all Participating Sites to maintain accurate records of all Study Drugs received, dispensed, and destroyed in accordance with the Protocol and to store all Study Drugs in accordance with labeled conditions in a secure and locked location to prevent theft or misuse.
5.1.5	Title to and ownership of all Antigen Express Study Drug and Merck Study Drug provided hereunder shall remain with Antigen Express and Merck, respectively.
5.1.6	In the event that Antigen Express or any regulatory agency orders a recall or withdrawal of the Study Drugs (a “Recall”), Antigen Express agrees to reimburse NSABP all reasonable fees that NSABP is obligated to pay NSABP’s drug distributor to the extent related to such Recall. The Parties agree to cooperate fully with each other in effecting any Recall.
5.2	Study Drug Distribution.
5.2.1	Antigen Express will ship, or have shipped, the Study Drugs to NSABP’s drug distributor in appropriately marked containers in accordance with 21 CFR § 312.6. NSABP will contract with its drug distributor for the redistribution of the Study Drugs to Participating Sites in accordance with Applicable Law. NSABP will obligate its drug distributor to (a) store and distribute the Study Drugs according to the labeled conditions, (b) distribute the Study Drugs only to Participating Sites in countries where the Study is approved in accordance with Applicable Law, and (c) to maintain complete and accurate records of the Study Drugs shipment, receipt, disposition, return and destruction, as applicable.
5.3	Disposition of Unused Supplies. Following termination or completion of the Study, any unused Study Drugs shall be handled as described in the Protocol and NSABP's written instructions.
5.4	Continued Supply. If medically appropriate, at the time the Protocol closes early to accrual, Study Drugs shall continue to be supplied in accordance with this Article V to Subjects receiving the Study Drugs, until completion of treatment as prescribed in the Protocol.

ARTICLE VI

BIOLOGIC REPOSITORY AND BIOSPECIMEN COLLECTION

Under the terms and conditions set forth in this Article VI, Antigen Express and/or NSABP may agree to design specific research projects in the Study, which require the collection of all serum, blood, tissue or other biospecimen samples obtained in connection with the Study ("the Materials"). Such research projects shall be expressly set forth in specific prospective clinical research designs in the Protocol, included in the Informed Consent Form for the Study, and addressed in this Agreement. In addition, if agreed to by the Parties, and to the extent expressly set forth in the Protocol, and in conformance with Applicable Law, NSABP will make its Biologic Repository available for storage of such Materials. Nothing in this Agreement obligates either Party to do anything with respect to any such research projects.

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ARTICLE VII

WARRANTIES AND DISCLAIMERS

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER OF THE PARTIES MAKES ANY, AND EACH HEREBY DISCLAIMS AND NEGATES ANY AND ALL REPRESENTATIONS AND WARRANTIES (EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE), WHETHER WRITTEN OR ORAL, EXPRESSED OR IMPLIED, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING ANY AND ALL IMPLIED WARRANTIES OF QUALITY, PERFORMANCE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR USE, THE PATENTABILITY, VALIDITY, SCOPE, OR ENFORCEABILITY OF THE RIGHTS GRANTED HEREIN, AND/OR THE NON-INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

ARTICLE VIII

AUDITS
AND ACCESS TO RESEARCH RECORDS

8.1	At mutually agreeable times NSABP will give Antigen Express, Merck, and their designees access to all records and documentation maintained by NSABP (however stored) relating to the Study for audit purposes. NSABP will also make those records available for the purposes of any audit by a regulatory authority.
8.2	Antigen Express may arrange in advance with the NSABP Principal Investigator and NSABP to conduct co-audits of Participating Sites during normal business hours. Antigen Express and NSABP agree to use commercially reasonable efforts to limit such audits to one day or less in length. Notwithstanding the above, NSABP or Antigen Express may conduct for cause audits where the immediate need to assure Subject safety, data integrity, or regulatory compliance exists or as required to address FDA or other government requests with as little as forty-eight (48) hours' notice. Notwithstanding anything to the contrary, the Parties agree and acknowledge that any visit to a Participating Site may be subject to that Participating Site’s policies and procedures, such as those for patient confidentiality and privacy, security, safety, and the like. The Parties agree to comply with any such policies and procedures of any such Participating Site while at such Participating Site’s facilities of which a Party is informed.

8.3	NSABP will obligate Research Collaborators to make their records or documents available for the purposes of any audit by a regulatory authority.

8.4	The Parties agree to treat any information obtained in any audit or during any visit as Confidential Information subject to Article 11 hereunder.

ARTICLE IX

RECORDS AND REPORTS

9.1	NSABP, or its designated representative shall perform the following recordkeeping and reporting obligations in a timely and accurate fashion in accordance with NSABP's standard procedures and Applicable Law, as follows:
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(a)	preparation and maintenance of complete and accurate written records, accounts, notes, reports, and data of the Study; and
(b)	preparation and submission to Antigen Express of CRFs for each Subject.
9.2	Each Party will provide to the other Party copies of all Study communications exchanged by the Party and the FDA, the Office for Human Research Protection (“OHRP”), or other regulatory agency, including any that characterize any analyses or conclusions of Study Data or which otherwise cite an opinion about the Study rendered by NSABP.
9.3	Adverse Reactions and SAEs.
9.3.1	Antigen Express shall, and shall require Merck to, promptly provide NSABP with relevant IB updates, significant safety information, including without limitation those serious and unexpected suspected adverse reactions (as defined by FDA regulations) for the Antigen Express Study Drug and the Merck Study Drug, respectively, (from any source) and other relevant information upon which the Parties may mutually agree.
9.3.2	As related to the Antigen Express Study Drug, NSABP agrees to report all serious and unexpected suspected adverse reactions that emerge during the Study to the FDA according to 21 CFR § 312.32, to other regulatory agencies and the appropriate EC/IRB as required by Applicable Law within the requisite applicable timeframes and will concurrently forward all such reports to Antigen Express.
9.3.3	As related to the Merck Study Drug, the IND will be filed with a request for a waiver that exempts Merck from any requirement to notify the FDA of any suspected unexpected serious adverse reactions related to the administration of the Merck Study Drug in any clinical study other than as part of the Study. In the event such waiver is not granted, Antigen Express will sponsor the Study under its extant IND for the Antigen Express Drug (with a right of reference to the IND for the Merck Study Drug).
9.4	NSABP agrees to maintain adequate and accurate records as required under 21 CFR § 312.62 relating to the disposition of the Investigational New Drug and the treatment of Subjects in the Study, if applicable. Prior to discarding such records, NSABP will notify Antigen Express of pending destruction, at which time Antigen Express may elect, at its own expense, to maintain the records until the requirements of marketing applications in other territories have been met. NSABP shall provide Antigen Express with interim Study status reports (e.g., toxicity reports, monthly accrual reports, site status information) in accordance with Appendix B.
9.5	NSABP shall register the Study with www.ClinicalTrials.gov.

ARTICLE X

FINANCIAL DISCLOSURE AND CONFLICT OF INTEREST

NSABP shall collect financial disclosure statements from each Investigator sufficient to allow Antigen Express to submit complete and accurate certification or disclosure statements required under 21 CFR Part 54. In the event Antigen Express decides to file the results and Antigen Express Study Data with the FDA and/or another health authority in support of a marketing authorization, NSABP will reasonably assist Antigen Express in meeting its certification and disclosure obligations including, without limitation, by providing Antigen Express with the financial disclosure statements and assisting Antigen Express in collecting any missing information from Investigators.

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ARTICLE XI

CONFIDENTIAL INFORMATION

11.1	“Confidential Information” shall mean all information and materials related to the Study (whether owned by a Disclosing Party or by a third party to whom such Disclosing Party owes an obligation of confidence) disclosed by a Disclosing Party to a Receiving Party, including (without limitation) the Study Protocol, case report forms, the IB, proprietary technology, procedures, formulations, protocols, patient information or identifiers, know-how, clinical data, specifications, documents and related Study materials, techniques, processes, biospecimens, products samples, apparatus, research plans, business plans, or identity of potential collaborators.
11.2	The Parties may disclose to each other (including their respective agents and representatives and to Participating Sites and their respective agents and representatives) Confidential Information to aid in effecting or completing performance of the Study under this Agreement. Confidential Information, whether written, electronic, or verbal, disclosed by either Party hereunder (the “Disclosing Party”) to the other (the “Receiving Party”) shall be treated as confidential by the Receiving Party for a period of five (5) years following completion or closure of the Study to accrual. All such disclosures of Confidential Information shall be in writing or other tangible form and shall be prominently marked with the legend “CONFIDENTIAL” or “CONFIDENTIAL INFORMATION” or the like. If disclosed orally or in other than documentary or electronic form, Confidential Information shall be reduced to a tangible form within thirty (30) days thereafter and a copy of such tangible form, bearing the foregoing confidentiality legend, shall be provided to the designated representative of the Receiving Party. Notwithstanding the foregoing, failure by a Party to mark any item "Confidential" or reduce an item to writing does not constitute a designation of non-confidentiality when the confidential nature is readily apparent to a reasonable observer from context and subject matter. The Receiving Party further agrees not to disclose to others or use for any purpose, other than as reasonably necessary for performance of the Study or exercise of rights under this Agreement, Confidential Information disclosed pursuant to this Agreement. These obligations of non-disclosure and non-use shall not apply to information:
(a)	that is or becomes publicly available through no fault of the Receiving Party;
(b)	that is already independently known to the Receiving Party hereunder prior to receipt from the Disclosing Party hereunder, as shown by its prior written records or is independently developed by the Receiving Party without use of any Confidential Information received from the Disclosing Party; or
(c)	that subsequent to its disclosure hereunder, is disclosed to the Receiving Party on a non-confidential basis by a third party with the legal right to do so.
11.3	In the event Antigen Express, or its designees, or Merck, or its designees shall come into contact with a Subject’s Study records, Antigen Express, or its designees, shall, and Antigen Express will require Merck, or its designees to, hold in confidence the identity of the Subject, and shall comply with Applicable Law regarding the confidentiality of such records as if these records were patient medical records.
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11.4	Confidential Information shall not be disclosed by the Receiving Party without prior written approval of the Disclosing Party to any third party, which approval shall not be unreasonably withheld or delayed, except as set forth in this Article XI or, if required by the FDA or any other applicable governmental or regulatory agency having the authority to make such a demand or to any court of law pursuant to a subpoena, or a judicial order, or as permitted by Applicable Law. NSABP and Antigen Express agree to contact the other Party prior to the release of any Confidential Information pursuant to this Section 11.3 and allow the other Party to exhaust any legal action it may take to prevent or limit the disclosure and, at Disclosing Party's request, shall cooperate with the Disclosing Party to seek a protective order or other appropriate remedy. In the event the Receiving Party hereunder finds it necessary to disclose Confidential Information of the Disclosing Party to a proper governmental authority, if permitted by Applicable Law, it shall first notify the Disclosing Party hereunder and the Parties shall endeavor to agree upon a mutually satisfactory way to disclose such Confidential Information as is necessary for this limited purpose and required by Applicable Law. Nothing herein shall prevent a Party from complying with a legal obligation to disclose Confidential Information of the other Party so long as the Receiving Party:
(a)	to the extent practicable, provides the Disclosing Party prompt notice of the Receiving Party’s perceived obligation of disclosure and intent to disclose (or to resist disclosure);
(b)	cooperates with the Disclosing Party's lawful attempts to prevent or limit the disclosure or obtain protection for such Confidential Information; and;
(c)	only disclosing that portion of Confidential Information that is legally required to disclose.
11.5	Receiving Party must within thirty (30) days, upon written request of a Disclosing Party (a) return all Confidential Information in its possession or control to the Disclosing Party; or (b) destroy or delete all Confidential Information in its possession or control. Notwithstanding the foregoing, the Receiving Party may retain one (1) physical copy of such Confidential Information for archival and legal purposes and electronic back-up and/or archival storage copies made in accordance with the Receiving Party’s standard document retention procedures solely for purposes of disaster recovery and compliance with such policies. When Receiving Party has complied with its obligations described above, upon request by Disclosing Party, it shall confirm to Disclosing Party, in writing that it has returned, destroyed or deleted all Confidential Information.
11.6	Permitted Disclosures.
11.6.1	Receiving Party may provide Disclosing Party’s Confidential Information to its directors, employees, consultants, contractors and agents. NSABP may provide, or permit Participating Sites to provide, Confidential Information to (a) Research Collaborators and their Research Sites, (b) EC/IRBs and Study Personnel, and (c) applicable accreditation organizations (including their respective agents and representatives). In each case, Confidential Information may (i) be provided on a need-to-know basis, and (ii) provided that the Receiving Parties thereof are subject to written obligations, or bound by institutional policies, of confidentiality and non-use with regard to such Confidential Information that are the same or substantially the same as those contained hereunder.
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11.6.2	Notwithstanding the foregoing, Participating Sites may disclose Confidential Information: (a) to the applicable EC/IRB(s) or other necessary oversight or governmental or regulatory authority as required by Applicable Law, and (b) to obtain informed consent from patients who may wish to enroll in a Study, provided, however, that such Confidential Information shall only be disclosed to the extent necessary and will not be provided in response to unsolicited inquiries by telephone or to individuals who are not eligible Study candidates.
11.6.3	A Participating Site may disclose Confidential Information to the extent such disclosure is necessary for the medical treatment of a Subject in an emergency and is unable to provide prior notice of the disclosure, so long as NSABP provides notice to Antigen Express of such disclosure promptly after NSABP becomes aware of such disclosure, and such disclosure only includes such Confidential Information as is medically necessary for such medical treatment.
11.7	The terms and conditions of this Agreement shall be deemed the Confidential Information of NSABP, subject to this Article XI. Notwithstanding the foregoing, Antigen Express acknowledges that pass-through provisions for NSABP contracts with its Research Collaborators may allow disclosure of the terms and conditions of such contracts pursuant to institutional policies or Applicable Law.

ARTICLE XII

PUBLICATIONS / PRESENTATIONS AND GENERAL PUBLICITY

12.1	Notwithstanding the obligations of confidentiality and non-use set forth below, NSABP will be free to publish and present the results of the Study subject to the following conditions: Antigen Express will be furnished with a copy of any proposed publication, presentation, or abstract of previously unpublished Data relating to the Study conducted under this Agreement for review and comment, thirty (30) days prior to such submission for publication or presentation (collectively, "Review Period"). Such Review Period does not begin until receipt of the proposed publication, presentation, or abstract by Antigen Express. Antigen Express shall have the Review Period to respond with any requested revisions, including without limitation the deletion of Antigen Express Confidential Information (which shall be deemed to include Merck's Confidential Information), other than the results of the Study, and revisions to protect any existing or future patents. NSABP shall act in good faith upon such requested revisions, except NSABP shall delete any Antigen Express Confidential Information (which shall be deemed to include Merck Confidential Information), other than the results of the Study, from such proposed publication. At the expiration of such Review Period, NSABP may proceed with the submission for publication, presentation, or abstract; provided, however, that in the event Antigen Express has notified NSABP in writing during the Review Period that Antigen Express reasonably believes that prior to such publication, presentation, or abstract it must take action to protect its intellectual property interests, such as the filing of a patent application claiming an invention or a trademark registration application, NSABP shall either (1) delay such publication, presentation, or abstract for an additional seventy-five (75) days or until the foregoing action(s) have been taken, whichever shall first occur; or (2) if NSABP is unwilling to delay the publication, presentation, or abstract, NSABP will remove from the publication, presentation, or abstract the information which Antigen Express has specified it reasonably believes would jeopardize its intellectual property interests. Under certain circumstances, a shorter review period may be granted in writing by Antigen Express.
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12.2	Notwithstanding anything to the contrary in this Agreement, in the event that neither NSABP nor Antigen Express publishes a manuscript on the primary endpoint of the Study within eighteen (18) months after the occurrence of the Study primary endpoint events or after the early termination of the Study, whichever occurs first, Participating Sites, or multiple Participating Sites, will have the right to publish or present with respect to the applicable Participating Sites’ own Study-related data provided that any such Participating Sites first comply with the strictures applicable to NSABP in section 12.1 above.
12.3	Neither Party shall mention or otherwise use (nor authorize others to use) the name, trademark, trade name, logo or names of the employees of the other Party in any publication, press release or promotional material without the prior written approval of the other Party; provided, however, that Antigen Express shall have the right to identify NSABP as the group responsible for conducting the Study. Antigen Express agrees that its use of the name, symbols, and/or marks of NSABP, or names of NSABP’s employees, shall be limited to identification of NSABP and its Research Collaborators and subcontractor's staff as collaborators with NSABP. Antigen Express will not use, nor authorize others to use, the name, symbols, or marks of NSABP in any advertising or publicity material or make any form of representation or statement, which would constitute an express or implied endorsement by NSABP of the Antigen Express Study Drug without prior written approval from NSABP. Likewise, NSABP shall not use the name of Antigen Express or the marks of Antigen Express in such a manner without the written permission of Antigen Express. Antigen Express agrees to allow the following information to appear on NSABP’s and/or Participating Site’s Clinical Trials Directory website: the identification of Antigen Express, as the Sponsor of the Study, Study title, Study status, trial type, Study phase, Study category and subcategory, Study objectives and designs, conditions treated, treatment(s) or intervention(s), key eligibility criteria and exclusion criteria; provided, however, that such information includes no additional information beyond the information Antigen Express posts on its own website or on www.clinicaltrials.gov.

ARTICLE XIII

DATA OWNERSHIP AND INVENTIONS

13.1	NSABP shall not acquire, as a result of the Study, and nothing transfers by operation of this Agreement, any proprietary rights in the Study Drugs or any patent right, copyright or other proprietary right that Antigen Express or Merck owns as of the Effective Date. Any inventions or discoveries (whether patentable or not) relating to the Antigen Express Study Drug ("AE Study Drug Invention(s)") or the Merck Study Drug ("Merck Study Drug Invention(s)") and conceived or made during the performance of the Study (collectively, hereinafter “Study Drug Invention(s)”), by NSABP, Participating Sites or Study Personnel, alone or jointly with others, shall be solely owned by Antigen Express or Merck, respectively.
13.2	NSABP shall, and will contractually obligate Participating Sites and Study Personnel to (through NSABP), promptly notify Antigen Express of any Study Drug Inventions. “Contractually obligate,” as used in Article XIII, means that NSABP will include contractual provisions with its Research Collaborators requiring them to obligate Participating Sites and Study Personnel to perform the specified action(s). NSABP hereby assigns and will assign, and will contractually obligate Participating Sites and Study Personnel to, assign and agree to assign, any and all of their rights, title and interest in Study Drug Inventions to Antigen Express or Merck, as applicable. Upon Antigen Express’ request, NSABP shall take, and shall contractually obligate Participating Sites and Study Personnel to take, at Antigen Express’ or Merck's expense, such actions as Antigen Express or Merck reasonably deems necessary or appropriate to obtain patent or other proprietary protection in Antigen Express’ or Merck's name, as applicable, with respect to the applicable Study Drug Inventions, and shall execute and deliver, and shall contractually obligate Participating Sites and Study Personnel to execute and deliver, all reasonably requested applications, assignments, and other documents and take such other measures as Antigen Express or Merck reasonably requests, in order to record Antigen Express’ or Merck's rights, as applicable, in the applicable Study Drug Inventions.
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13.3	All Data generated or obtained in connection with the Study, and all proprietary rights to the foregoing, shall be owned by Antigen Express and/or Merck. All Materials generated or obtained in connection with the Study, and all proprietary rights to the foregoing, shall be owned by NSABP and be subject to the NSABP Ownership of Data/Materials Policy attached as Appendix C except to the extent such policy conflicts with the terms of this Agreement. NSABP agrees to treat such Data as Confidential Information of Antigen Express pursuant to Article XI prior to public release of the Data in accordance with the terms of this Agreement. Antigen Express agrees to treat the Materials as Confidential Information of NSABP pursuant to Article XI. Antigen Express hereby grants to Subject to Article XI, NSABP (and NSABP may grant to Participating Sites) a perpetual, irrevocable, world-wide, royalty-free, non-exclusive right and license to use the Data for non-commercial research, scientific, and educational purposes. Subject to Article XI, NSABP hereby grants to Antigen Express a royalty-free, non-exclusive right and license to use the Materials to perform the Study. Notwithstanding Article XI, Antigen Express shall have the right to use the Data for regulatory purposes in its sole discretion. NSABP agrees not to use the Data for an NDA, supplemental NDA, or any other regulatory submission relating to a regulatory approval for the Study Drugs by others.
13.4	With respect to any inventions or discoveries (whether patentable or not) (i) conceived or made in the performance of the Study, or (ii) from the use of Data or Materials (or data or materials derived therefrom), by NSABP, Participating Sites or Study Personnel, alone or jointly with others, that are not conceived in the course of NSABP’s performance of the Study that do not constitute Study Drug Inventions (“Other Inventions”) shall have the determination of the ownership of such Other Inventions by inventorship (as determined by U.S. patent law)., even if they arise from research using Data and/or Materials, or data and/or materials derived therefrom, obtained in connection with the Study. The Parties agree that for purposes of this Article XIII, performance of sub-studies conducted by NSABP and/or Antigen Express with such Data and/or Materials shall not be deemed performance of the Study, unless any such sub-study is expressly and specifically defined in the Protocol as a sub-study within the Study.
13.5	NSABP shall promptly notify Antigen Express of any Other Inventions, and will contractually obligate its Participating Sites and Study Personnel to, promptly notify NSABP of any Other Inventions.
13.6	Antigen Express agrees to, and has obtained from Merck the agreement to, grant to NSABP, NSABP Principal Investigator, Participating Sites, Investigators and/or Study Personnel who conceived or actually reduced to practice the Study Drug Invention(s) or Joint Study Drug Invention(s) the right to use such Study Drug Invention or Joint Study Drug Invention for internal non-commercial academic/educational clinical, and research purposes of NSABP and/or the Participating Site.
13.7	NSABP hereby grants, and will obligate its Participating Sites and Study Personnel (for this Section 13.7, each an "Institution") to grant, to Antigen Express:
13.7.1	a royalty-free, perpetual license to use Other Inventions solely for Antigen Express’ internal research purposes, provided that the license granted under this Section does not include the right to use Other Inventions to make, have made, sell, offer for sale, import or export any products or services, and
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13.7.2	an option to negotiate to obtain an exclusive royalty-bearing, worldwide license, including the right to sublicense, to Institution’s interest in Other Inventions. Antigen Express’ option under this section may be exercised at any time during a period of 180 days (the “Option Period”) after the written submission to Antigen Express of each such Other Invention by notice in writing from Antigen Express to Institution. Upon Antigen Express’ exercise of its option with regard to any particular Other Invention, Institution and Antigen Express will negotiate in good faith in an attempt to reach a license agreement satisfactory to all interested parties (the “Negotiation Period”). Unless extended by the written mutual consent of the interested parties, the Option Period and the Negotiation Period shall not exceed twelve (12) months in the aggregate. If Antigen Express fails to exercise an option during an Option Period or the interested parties fail to conclude an exclusive license to any Other Invention within the applicable Negotiation Period, Institution shall have no further obligation to Antigen Express hereunder with regard to Institution’s interest in such Other Inventions.

ARTICLE XIV

NOTICE

Any notice required or permitted hereunder related to this Agreement shall be in writing and shall be deemed given as of the date it is: (a) delivered by hand; (b) by overnight courier; (c) delivered by facsimile (with transmission confirmed); or (d) received by the Party to receive such notice by registered or certified mail, postage prepaid, return receipt requested, and addressed as set forth below, or to such other address as is subsequently specified in writing.

If to NSABP:		With a copy to:
Joan Beyer Goldberg, MPH		Norman Wolmark, M.D.
Chief Executive Officer		Chairman
NSABP Foundation, Inc.		NSABP Foundation, Inc
Nova Tower 2		Nova Tower 2
Two Allegheny Center, Suite 1200		Two Allegheny Center, Suite 1200
Pittsburgh, PA 15212-5234		Pittsburgh, PA 15212-5234

If to Antigen Express:		With a copy to:
Antigen Express, Inc.
33 Redwing Road		Generex Biotechnology Corporation
Wellesley, MA 02481		4145 North Service Road, Suite 200
Burlington, Ontario, Canada L7L 6A3
	Attention:	Mark Fletcher
Executive Vice-President & General Counsel

Any change(s) to the list in this Article XIV will be communicated in writing to the other Party, pursuant to the terms of this Article XIV.

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ARTICLE XV

INDEMNIFICATION; INSURANCE; LIMITATIONS OF LIABILITY

15.1	Antigen Express Indemnification. Antigen Express shall defend, indemnify, and hold harmless the NSABP Principal Investigator, NSABP, Participating Sites, and their respective officers, employees, IRBs, contractors, and agents (collectively the “NSABP Indemnitees”), from any and all liabilities, expenses including attorneys' fees, claims, actions, or suits, including (without limitation) those for personal injury or death (the “Claims”):
(a)	related to the use of the Antigen Express Study Drug used in accordance with the Study and written instructions/information provided by Antigen Express to NSABP or through NSABP to any third party including participants in connection with the Study;
(b)	related to the use of the Antigen Express Study Drug in accordance with the Protocol and/or written instructions/information supplied or distributed to third parties (including the general public) by Antigen Express in connection with the Antigen Express Study Drug;
(c)	related to any claimed design defect, manufacturing defect, contamination or adulteration, or failure to warn relating to the Antigen Express Study Drug.

REGARDLESS OF WHETHER THE SAME ARE CAUSED, IN WHOLE OR IN PART, BY THE CONCURRENT NEGILGENCE OF THE INDEMNITEES; PROVIDED, HOWEVER:

(i)	that NSABP Indemnitees conduct the Study in accordance with Protocol requirements and written instructions delivered by Antigen Express concerning administration of the Antigen Express Study Drug and the Merck Study Drug and applicable ICH GCP guidelines;
(ii)	that such loss does not arise out of, in the case of NSABP, the breach of this Agreement by the NSABP or, in the case of the Participating Site Indemnitees, the negligence or willful malfeasance of any Indemnitees;
(iii)	that Antigen Express is promptly notified in writing of any written complaint or claim, or any serious injury relating to any loss subject to this indemnification; and,
(iv)	that Antigen Express shall have the right to select defense counsel and to direct the defense or settlement of any such claim or suit. Notwithstanding the foregoing, this Section 15.1(iv) shall apply to state universities or institutions only to the extent allowed under applicable state law.
15.2	Merck Indemnification. Antigen Express represents and warrants that under the terms of the Merck Agreement, Merck has agreed to defend, indemnify and hold harmless Antigen Express, its affiliates, and its and their employees, directors, subcontractors and agents from and against any liability to the extent such liability was directly caused by:
(a)	negligence or willful misconduct on the part of Merck (or any of its affiliates, or its and their employees, directors, subcontractors or agents;
(b)	a breach on the part of Merck of any of its representations and warranties or any other covenants or obligations of Merck under the Merck Agreement; or

(c)       a breach of Applicable Law by Merck.

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15.3	Antigen Express shall provide diligent defense against or settlement of any Claims, whether such Claims are rightfully or wrongfully brought or filed.
15.4	Any Claim, to the extent found by a court of competent jurisdiction to have resulted from the negligence or willful malfeasance of an Indemnitee, is excluded from the Antigen Express indemnity obligations under this Agreement to such extent. Deviations, defined as single event variations from the terms of Protocol which would not have a significant deleterious effect on the research or on the participant that may arise out of necessity, do not constitute negligence or willful malfeasance or a violation of the requirements of Section 15.1(i) and/or Section 15.1(ii) above.
15.5	The NSABP Indemnitee(s) shall reasonably cooperate with Antigen Express and its legal representatives in the investigation and defense of any Claim covered under this Agreement. In the event a Claim is or may be asserted, NSABP shall have the right to select and to obtain representation by separate legal counsel. Legal counsel selected by NSABP may participate in any settlement negotiations or legal proceedings subject to Article XV, but Indemnitor(s) shall retain the right to direct the settlement or defense of any Claim, subject to the NSABP Indemnitee’s consent and to the extent allowed under state law for Participating Sites that are state universities and institutions, which consent shall not be unreasonably withheld or delayed. If NSABP, or Participating Sites that are state universities and institutions, exercises such right, all costs and expenses incurred by NSABP, or such Participating Sites, for such separate counsel shall be borne by NSABP, or such Participating Site.
15.6	Selected Terms of Agreement for Disclosure to Sites. Attached as Appendix C to this Agreement is a listing of Selected Terms of Agreement for Disclosure to Sites. NSABP may provide a copy of Appendix D to Research Collaborators and/or subcontractors as reasonably deemed necessary or helpful by NSABP in connection with negotiating the terms of agreements with Research Collaborators and/or subcontractors for performance of the Study.
15.7	Antigen Express warrants that it maintains a policy or program of insurance or self-insurance at levels sufficient to support the indemnification obligation assumed herein. Upon request, Antigen Express will provide evidence of its insurance.
15.8	Each of the Participating Sites is responsible for maintaining, at its own expense and throughout the term of this Agreement, insurance as it deems appropriate to protect its liabilities and contractual obligations. However, failure of any Participating Site to have insurance coverage, ability to obtain insurance coverage or any inadequacy of insurance coverage shall not relieve or decrease liabilities, if any, of the Parties or that Participating Site under this Agreement. It is understood that NSABP, including its agents, Participating Sites, and subcontractors, is not responsible for the acts or omissions of Antigen Express. A program of self-insurance will suffice for compliance with this provision.
15.9	NSABP SHALL NOT BE LIABLE BEFORE OR AFTER TERMINATION OF THIS AGREEMENT UNDER ANY CONTRACT, STRICT LIABILITY, NEGLIGENCE, STATUTORY, OR OTHER LEGAL OR EQUITABLE THEORY:
15.9.1	FOR ANY DIRECT, SPECIAL INCIDENTAL, CONSEQUENTIAL, OR OTHER DAMAGES RELATED TO ANY PRODUCT, MATERIAL, EQUIPMENT, DATA, SERVICE, OR OTHER ITEM, IF ANY, PROVIDED HEREUNDER, OR ANY PRODUCT, MATERIAL, EQUIPMENT, SERVICE, OR ITEM, IF ANY, SUPPLIED TO THIRD PARTIES BY ANTIGEN EXPRESS AS A RESULT OF THE RESEARCH CONDUCTED UNDER STUDY; OR
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15.9.2	FOR COST OF PROCUREMENT OF SUBSTITUTE SERVICES OR ANY SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES RELATED TO ANY OBLIGATIONS UNDER THIS AGREEMENT.

ARTICLE XVI

HUMAN SUBJECTS

16.1	Informed consent of the Subjects shall be obtained in accordance with 45 CFR Part 46. Related EC/IRB review and approval of Protocol, including the Informed Consent Form, shall be obtained in accordance with 21 CFR Part 56. The patient consent and/or HIPAA authorization form(s) as approved by the EC/IRB shall disclose that documentation may be provided to representatives of Antigen Express, the FDA, or other regulatory agencies and that patient identifying information will be removed prior to submission thereto. Subject to Applicable Law, during audits of the Study at NSABP, Participating Sites, or their designated agents and representatives, Antigen Express shall have the right to review informed consent forms to assure that they conform to Applicable Law.
16.2	If a Subject suffers an adverse reaction, illness, or injury which was directly caused by the Antigen Express Study Drug, Antigen Express will reimburse for the reasonable and necessary costs of diagnosis and treatment of any Subject’s injury, including hospitalization, but only to the extent such expenses are not attributable to (a) the negligence, recklessness, or willful misconduct of a participating Investigator, a Participating Site or its officers, agents, consultants, contractors, or employees; (b) a material failure to follow Protocol not required for medical treatment of a Subject; or (c) the natural progression of an underlying or pre-existing condition or events, unless exacerbated by participating in the Study.

ARTICLE XVII

TERM AND TERMINATION

17.1           This Agreement shall be effective upon the Effective Date and shall continue until the completion of the obligations of this Agreement.

17.2	This Agreement may be terminated by either Party, immediately upon prior written notice to the other Party, if any of the following conditions occur.
17.2.1	Immediately upon written notice to the other Party:
17.2.1.1	if the authorization and approval to perform the Study in the United States is withdrawn by the FDA;
17.2.1.2	if human and/or toxicology test results, in the reasonable opinion of either Antigen Express or NSABP, are of such magnitude and/or frequency of incidence as to support termination of the Study;
17.2.1.3	if the emergence of any adverse reaction or side-effect of any drug administered in the Study or a modification to the Protocol raises safety issues of such magnitude and/or incidence in the reasonable opinion of either Antigen Express or NSABP to support termination of the Study;
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17.2.1.4	If the manufacture of the Antigen Express Study Drug or Merck Study Drug ceases and/or the supply of the Antigen Express Study Drug or Merck Study Drug has been exhausted.
17.2.2	Either Party shall have the right to terminate this Agreement in the event the other Party remains in material breach of any Section of this Agreement after thirty (30) days to cure any such material breach after its receipt of notice of same in writing from the other Party.
17.3	NSABP shall have the right to terminate this Agreement in the event Antigen Express fails to pay an undisputed amount due to NSABP hereunder within forty-five (45) days after being notified by NSABP that it is in arrears of payments due hereunder; or
17.4	Obligations Upon Termination. If this Agreement is terminated for any reason, the Study shall be discontinued in accordance with the provisions of the Protocol, this Agreement, and in a manner designed to preserve Subject safety and data integrity. Both Parties shall take all reasonable steps to cooperate with the other to wind-down the Study in an efficient, safe, and cost-effective manner. The need for any continued Subject safety monitoring and the appropriate manner to cease conducting Study procedures will be reasonably determined by NSABP in accordance with Applicable Law. In addition, payments will be made to NSABP by Antigen Express for reasonable costs incurred for all NSABP services performed up to the time of termination in accordance with this Agreement, and for any reasonable, non-cancelable expenses related to the Study. Such amounts shall take into account any payments previously made to NSABP hereunder.
17.5	Survival. No expiration or termination of this Agreement will release the Parties from their rights or obligations accrued prior to expiration or the effective date of termination. The rights and duties under (a) Sections 2.6, 4.1, 4.2, 4.3, 4.4, 5.1; (b) Articles VIII, IX, XI, XII, XIII, XV, XVI, XXIV, XXV, and XXVII; and (c) Appendix B will survive the expiration or termination of this Agreement.

ARTICLE XVIII

AMENDMENTS

This Agreement may be extended, renewed, or otherwise amended at any time only by the mutual prior written consent of Parties hereto.

ARTICLE XIX

SEVERABILITY

If any provision(s) of this Agreement is or becomes invalid, is ruled illegal by any court of competent jurisdiction, or is held unenforceable, the unenforceability thereof shall not affect the remainder of this Agreement which shall remain in full force and effect and enforceable in accordance with its terms. Further, it is the intention of the Parties that in lieu of each such provision, which is invalid, illegal, or unenforceable, there shall be a new provision as similar as possible in economic and business objective intended by the Parties for such invalid, illegal, or unenforceable provision, but which substituted provision shall be valid, legal, and enforceable.

21

ARTICLE XX

INTEGRATION

Appendices identified within this Agreement are incorporated in this Agreement by reference.

ARTICLE XXI

ASSIGNMENT

21.1	Neither Party hereto may assign, cede, or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party; which consent may not be unreasonably withheld; provided, however, that without such consent either Party may freely assign this Agreement in connection with the transfer or sale of all, or substantially all, of its assets or business, or its merger or consolidation with another company. Notwithstanding the above, either Party may assign this Agreement in whole or in part to any wholly-owned subsidiary or its affiliate without consent of the other Party.
21.2	This Agreement shall inure to the benefit of, and be binding upon, each Party signatory hereto, its successors, and permitted assigns. No assignment shall relieve either Party of the performance of any accrued obligation, which such Party may then have under this Agreement. Any permitted assignee will assume the rights and obligations of its assignor under this Agreement.

ARTICLE XXII

INDEPENDENT CONTRACTOR

The relationship of the Parties to this Agreement is that of independent contractors. Neither Party is authorized or empowered to act as an agent for the other for any purpose save and except as expressly provided for in this Agreement, and shall not on behalf of the other enter into any contract, warranty, or representation as to any matter. Neither Party shall be bound by the acts or conduct of the other, except as provided by the terms of this Agreement.

ARTICLE XXIII

NO TRANSFER OF PROPRIETARY RIGHTS NOT SPECIFIED

It is agreed that neither Antigen Express nor NSABP transfers to the other by operation of this Agreement any patent right, copyright, or other proprietary right of either Party, except to the extent expressly set forth herein.

ARTICLE XXIV

CONFORMANCE WITH LAW AND ACCEPTED PRACTICE

In performing their respective obligations hereunder, the Parties shall comply, as applicable, with generally accepted standards of clinical practice, with the Protocol, and with all Applicable Law governing the performance of clinical investigations as applicable to the Study.

ARTICLE XXV

WAIVER

No waiver of any term, provision, or condition of this Agreement whether by conduct or otherwise in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition, or of any other term, provision or condition of this Agreement.

22

ARTICLE XXVI

FORCE MAJEURE

Neither Party shall be liable for any failure to perform as required by this Agreement, to the extent such failure to perform is due to circumstances reasonably beyond either Party's control, such as labor disturbances or labor disputes of any kind, accidents, failure of utilities, mechanical breakdowns, material shortages, hurricanes, tornadoes, blizzards, electrical outages, disease, or other such occurrences.

ARTICLE XXVII

DEBARMENT

NSABP certifies that as of the Effective Date, neither NSABP nor any person engaged or employed thereby directly in the performance of or providing services for the Study is (i) currently debarred under Section 306(a) or (b) of the Federal Food, Drug and Cosmetic Act; or (ii) disqualified. NSABP shall obligate its Research Collaborators to certify that (i) none of its Investigators or Participating Sites, nor any of their respective Study Personnel, are currently debarred; or disqualified; and (ii) will notify NSABP immediately of any such occurrence. If at any time after execution of this Agreement, NSABP becomes aware of any such debarment or disqualification, NSABP hereby certifies that NSABP will promptly notify Antigen Express.

ARTICLE XXVIII

GOVERNING LAW

This Agreement and the rights and obligations of the Parties hereunder shall be governed by and construed under the laws of the Commonwealth of Pennsylvania without reference to principles of conflicts of laws. The Parties hereby agree that any and all disputes or controversies arising out of or related to this Agreement shall be subject to venue and jurisdiction in the state and federal courts situated in Pittsburgh, Allegheny County, Pennsylvania. Notwithstanding the foregoing, this Article XXIX shall not apply to Participating Sites that are state universities or institutions, and contracts with such Research Collaborators will be silent on choice of law.

ARTICLE XXX

ENTIRE AGREEMENT

This Agreement and the Appendices hereto, represent the entire understanding and agreement of the Parties with respect to the subject matter herein, and supersedes all prior discussions, agreements, and understanding entered into orally or otherwise between the Parties in connection with the subject matter herein. Each Party confirms that it is not relying on any representations or warranties of any other Party except as specifically set forth in this Agreement. To the extent of any conflict or inconsistency between the terms of this Agreement, Appendices or the Protocol, the terms of this Agreement will control, except that the terms of the Protocol will nonetheless control with respect to scientific and medical issues in connection with any such conflict or inconsistency. This Agreement may only be modified by a writing duly executed by both Parties.

ARTICLE XXXI

COUNTERPARTS

This Agreement and any amendments may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one and the same document, binding on all Parties notwithstanding that each of the Parties may have signed different counterparts. Facsimiles or scanned copies of signatures or electronic images of signatures shall be considered original signatures unless prohibited by Applicable Law.

[The remainder of this page intentionally left blank.]

23

BINDING EXECUTION

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement in duplicate by the proper persons thereunto duly authorized.

NSABP FOUNDATION, INC. ANTIGEN EXPRESS, INC.

By:	By:

Joan Beyer Goldberg, MPH
Printed Name	Printed Name
Chief Executive Officer
Title	Title

Date	Date

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Appendix A

PROTOCOL

A Phase II Clinical Trial of Pembrolizumab in Combination with the AE37 Peptide Vaccine in Patients with Metastatic Triple Negative Breast Cancer (FB-14)

[Appendix A is set out on the following pages]

A-1

Appendix B

BUDGET, PAYMENT SCHEDULE, AND TASK LIST

1.	Antigen Express agrees to pay NSABP an amount not to exceed $2,118,461 as set forth in this Appendix B to perform the work under the terms of this Agreement. Such payments assumes (a) an actual enrollment of twenty-nine (29) evaluable patients, (b) five (5) sites, (c) twelve (12) months accrual, (d) six (6) months average treatment, and (d) at least one (1) patient receives treatment for 24 months.

2.	Antigen Express will make payments to NSABP in the increments and at the times indicated on the Payment Schedule in this Appendix B. Payments to NSABP shall be made in four phases as follows – Start-Up Activities, Accrual and Treatment Period, Follow-Up Period and Primary Endpoint. Antigen Express shall pay NSABP invoices not later than thirty (30) days after receipt of an invoice.

3.	Start-Up Activities – $340,000 – Within thirty days after receipt of a fully executed Agreement, Antigen Express will make an initial payment (“Initial Payment”) to NSABP in the amount of $340,000. The Initial Payment shall become nonrefundable upon execution of this Agreement to the extent it has been expended for costs actually reasonably incurred or committed pursuant to this Agreement. The Initial Payment supports: pre-study activities, site start-up costs, drug distributor, central lab, and database start-up costs, and other initiation and administration functions, and protocol education and awareness building.

4.	Accrual and Treatment Period – $1,458,461 – Antigen Express will pay NSABP $1,458,461 during the Accrual and Treatment Period commencing with the enrollment of the first (1) Subject randomized to FB-14 and in increments as indicated on the Payment Schedule contained in this Appendix B. These payments support the costs of regulatory, administrative, and other services as anticipated in the performance of FB-14. In addition, payments include support for activities performed and costs incurred at Participating Sites, such as: patient screening, eligibility assessment and recruitment activities, patient instruction, incidental supplies and materials, tissue acquisition and storage, other unfunded costs related to the study, and the cost of patient care procedures that are considered non-routine care.

5.	Follow-Up Period - $240,000 – Antigen Express shall pay an amount up to $240,000 in three (3) annual payments of $80,000 each. Invoices for annual payments will be submitted at the beginning of the calendar years for which the payments are related.

6.	Primary Endpoint - $80,000 – Antigen Express will make a final payment of $80,000 upon completion of the primary endpoint analysis and submission of the primary endpoint manuscript to Antigen Express.

7.	Antigen Express shall not be obligated to make any payments to NSABP in excess of the amounts provided herein, unless such excess amounts have been agreed upon in advance and in writing by NSABP and Antigen Express.

8.	In the event Antigen Express disputes any portion of an invoice, Antigen Express shall pay NSABP the undisputed amount of the invoice within thirty (30) days after Antigen Express' receipt of the invoice and notify NSABP in writing within fifteen (15) days after Antigen Express' receipt of the invoice of the amount of the invoice that is disputed and the reason for the dispute, after which each of Antigen Express and NSABP shall endeavor to resolve the disputed portion of the invoice.

B-1

9.	If, for any reason, FB-14 is terminated, or FB-14 is closed to accrual prior to completion, or FB-14 is not completed with final analysis, in accordance with Article XVIII herein, Antigen Express agrees to pay NSABP for services rendered and commitments for services rendered through the termination date. Payment of the outstanding amount due determined by the final accounting analysis and will be made by Antigen Express after Antigen Express has received a final report and accounting for the FB-14 and all queries are resolved.

10.	NSABP shall invoice Antigen Express referring to this Agreement and any appropriate invoice number provided by Antigen Express. Invoices shall be payable by Antigen Express forty-five (45) days from Antigen Express’s receipt of invoice.

Generex Biotechnology Corporation

4145 North Service Road, Suite 200

Burlington, Ontario, Canada L7L 6A3

Attention: Mark Fletcher, Executive Vice-President & General Counsel

mfletcher@generex.com

416-364-2551, ext 235

11.	Checks shall be made payable to “NSABP Foundation, Inc.”, (Tax Identification Number 25-1781357) and sent to:

Accounts Receivables

NSABP Foundation, Inc.

Nova Tower 2

Two Allegheny Center, Suite 1200

Pittsburgh, PA 15212

B-2

B-3

Appendix B

FB-14

Task List

Compound:	Pembrolizumab and AE37 Peptide Vaccine (collectively, "Study Drugs")
Protocol:	FB-14
SOP Accountability:	NSABP
IND Holder:	Antigen Express
Version Date:	02/06/2018

Key: E = Execute; R = Review; S = Support A = Approve; AC = Accept	Antigen express	NSABP	merck
1. Protocol Preparation
Approve / Accept final Study proposal	AC	E	AC
Write draft Protocol (consultants, literature review, background research)		E
Review draft Protocol	R		R
Write final Protocol	A	E	AC
Write Protocol amendments	A	E	AC
Provide copies of Protocol		E
2. Informed Consent Document Preparation
Prepare informed consent template		E
Assist sites with informed consent modification(s)		E
Prepare and review translations		E
3. eCRF Development & eCRF Completion Guide
Design eCRF		E
Write eCRF Completion Guidelines		E
eCRF Distribution		E
4. Design Systems Required for Data Management
IT Set-Up, System Administration and Maintenance		E
5. Design & Implement Patient Registration
Develop registration mechanism		E
6. Database Design & Implementation
Design clinical database		E
Programming and mapping of SAS datasets		E
7. Distribution of Study Documents
Distribute Protocol to Sites		E
Distribute amendments to Sites		E
Distribution of IB to NSABP	E		E
Distribution of IB to Sites		E
8. Site Qualifications
Develop list of Sites for qualification	R, A	E
Site qualification		E
Site selection	R, A	E
9. Investigator Site Contracts & Budgets
Negotiate and finalize Site-specific CDAs		E
Negotiate and finalize Site-specific Study Agreements		E
10. Site Regulatory Documents
Collect the following regulatory documents for Sites:
Ø FDA Form 1572		E
Ø CVs for Investigators and Subinvestigators		E
Ø Medical licenses for Investigators and Subinvestigators		E
Ø Financial Disclosure for Investigators and Subinvestigators		E
Ø Protocol Signature Page signed by Investigator		E
Ø IB Acknowledgement Page signed by Investigator		E
Ø IRB-approved Institution Informed Consent Form		E
Ø IRB approval documents		E
Ø OHRP IRB registration		E
11. Agency Regulatory Documents
IND-related filings with the FDA	S/A	E	S
clinicaltrials.gov registration		E
12. Study Initiation Visits (SIV)
Plan, organize, manage webcast SIV		E
Record and post SIV content		E
Present Science / Protocol / Safety Profile		E
Present regulatory topics		E
Present AE / SAE reporting		E
Present monitoring information		E
Present eCRFs		E
Present Biologic Repository lab procedures / information	E	E	E
Present Study Drugs Ordering Process to Sites		E
13. Site Monitoring
Develop and Implement monitoring plan		E
Conduct monitoring (Source document verification, drug accountability, regulatory document review, eCRF review, supply inventory, etc.)		E
Identify and report non-compliance		E
Provide written monitoring reports		E
Conduct Site close-out procedure (final source document verification, drug accountability, regulatory document review, eCRF review, study supply disposition, etc.)		E
14. Quality Control & Quality Assurance Audits
Develop Protocol-specific Audit Plan		E
Perform QC review of Study Data and TMF		E
Perform QA audits according to Audit Plan		E
Perform audits of vendors		E
15. Operational Issues
Provide on-going Site support		E
16. Serious Adverse Event Management
Receive SAE report from Sites and review		E
Write Protocol-specific SAE Reporting Work Instruction		E
Maintain a tracking log of all SAE reports from Sites		E
Write SAE Narrative		E
SAE follow-up and resolution		E
SAE reporting to FDA	R/A	E
SAE reporting to Antigen Express/Merck (as applicable)		E
Distribution of IND Safety Reports (expedited reports) to Investigators		E
SAE reconciliation		E
Global SUSARS reporting	S	E	S
17. Sample Management
Tumor Samples		E
Blood Samples		E
18. Project Management
Process and provide payments to Sites		E
Organize and participate in periodic conference calls with Antigen Express/Merck (agenda, logistics, etc.)	S	E	S
Prepare meeting and conference call minutes following meeting/call completion and distribute to project team		E
Manage project management issues		E
19. Management of Study Kits
Supply Study Kits		E
Process Study Kit orders and reorders		E
Distribute Study Kits to Sites		E
Coordinate post-Study disposition of Study Kits		E
Manage general Study Kit issues		E
20. Management of Study Drugs
Manufacture of the Study Drugs	E		E
Labeling (investigational use)	E (both study drugs)		E
Distribute to the designated NSABP drug distributor	E
Receipt of the Study Drugs from the manufacturer		E
Process Site Study orders and reorders		E
Coordinate post-Study disposition of Study Drugs		E
Provide post-Study accountability of Study Drugs		E
Manage general Study Drugs issues		E
21. Data Management
Write data validation plan		E
Write data management plan		E
Write statistical analysis plan	R	E
Provide Electronic Data Capture System		E
Validate EDC System		E
Resolve queries		E
Perform QC review of eCRFs		E
Code terms		E
Approve coding		E
22. Tables, Listings & Figurines
Define safety listings and tables		E
Define efficacy listings and tables		E
Produce safety listings and tables		E
Produce efficacy listings and tables		E
Validate safety listings and tables		E
Validate efficacy listings and tables		E
23. Study Reports
Provide final statistical report	R/AC	E
Prepare primary publication	R	E
Prepare subsequent publications / abstracts	R	E

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Appendix C

NSABP’s Ownership of Data and Materials Ownership Policy

[Appendix C is set out on the following pages]

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Appendix D

SELECTED TERMS OF AGREEMENT FOR DISCLOSURE TO SITES

Indemnification

This is to confirm that Antigen Express and NSABP have agreed to the following for the FB-14 trial:

1.	Antigen Express (Indemnitor) shall defend, indemnify, and hold harmless the NSABP Principal Investigator, NSABP, Participating Sites, and their respective officers, employees, IRBs, contractors, and agents (collectively the “NSABP Indemnitees”), from any and all liabilities, expenses including attorneys' fees, claims, actions, or suits, including (without limitation) those for personal injury or death (the “Claims”):

(a)	related to the use of the Antigen Express Study Drug used in accordance with the Study and written instructions/information provided by Antigen Express to NSABP or through NSABP to any third party including participants in connection with the Study;

(b)	related to the use of the Antigen Express Study Drug in accordance with the Protocol and/or written instructions/information supplied or distributed to third parties (including the general public) by Antigen Express in connection with the Antigen Express Study Drug;

(c)	related to any claimed design defect, manufacturing defect, contamination or adulteration, or failure to warn relating to the Antigen Express Study Drug.

REGARDLESS OF WHETHER THE SAME ARE CAUSED, IN WHOLE OR IN PART, BY THE CONCURRENT NEGILGENCE OF THE INDEMNITEES; PROVIDED, HOWEVER:

(i)	that NSABP Indemnitees conduct the Study in accordance with Protocol requirements and written instructions delivered by Antigen Express concerning administration of the Antigen Express Study Drug and applicable ICH GCP guidelines;
(ii)	that such loss does not arise out of, in the case of NSABP, the breach of the Clinical Trial Agreement by NSABP or, in the case of the Participating Site Indemnitees, the negligence or willful malfeasance of any Indemnitees;
(iii)	that Antigen Express is promptly notified in writing of any written complaint or claim, or any serious injury relating to any loss subject to this indemnification; and,
(iv)	that Antigen Express shall have the right to select defense counsel and to direct the defense or settlement of any such claim or suit. Notwithstanding the foregoing, this Section 15.1(iv) shall apply to state universities or institutions only to the extent allowed under applicable state law.

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2.	Antigen Express represents and warrants that under the terms of the agreement between Merck and Antigen Express, Merck ("Indemnitor") has agreed to defend, indemnify and hold harmless Antigen Express, its affiliates, and its and their employees, directors, subcontractors and agents from and against any liability to the extent such liability was directly caused by:
(a)	negligence or willful misconduct on the part of Merck (or any of its affiliates, or its and their employees, directors, subcontractors or agents;
(b)	a breach on the part of Merck of any of its representations and warranties or any other covenants or obligations of Merck under this Agreement; or
(c)	a breach of Applicable Law by Merck.
3.	Indemnitor(s) shall provide diligent defense against or settlement of any Claims, whether such Claims are rightfully or wrongfully brought or filed.
3.	Any Claim, to the extent found by a court of competent jurisdiction to have resulted from the negligence or willful malfeasance of an Indemnitee, is excluded from the Indemnitor(s)' indemnity obligations under this Agreement to such extent. Deviations, defined as single event variations from the terms of Protocol which would not have a significant deleterious effect on the research or on the participant that may arise out of necessity, do not constitute negligence or willful malfeasance or a violation of the requirements of Section 15.1(i) and/or Section 15.1(ii) above.
4.	The NSABP Indemnitee(s) shall reasonably cooperate with Indemnitor(s) and its legal representatives in the investigation and defense of any Claim covered under this Agreement. In the event a Claim is or may be asserted, NSABP shall have the right to select and to obtain representation by separate legal counsel. Legal counsel selected by NSABP may participate in any settlement negotiations or legal proceedings subject to Article XV, but Antigen Express shall retain the right to direct the settlement or defense of any Claim, subject to the NSABP Indemnitee’s consent and to the extent allowed under state law for Participating Sites that are state universities and institutions, which consent shall not be unreasonably withheld or delayed. If NSABP, or Participating Sites that are state universities and institutions, exercises such right, all costs and expenses incurred by NSABP, or such Participating Sites, for such separate counsel shall be borne by NSABP, or such Participating Site.

Antigen Express, Inc.:

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Name
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Title
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Signature

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